Registration No. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          UNION ACCEPTANCE CORPORATION
             (Exact name of Registrant as specified in its charter)

         Indiana                                                 35-1908796
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             250 N. Shadeland Avenue
                           Indianapolis, Indiana 46219
         (Address of Principal Executive Offices)    (Zip Code)

             UNION ACCEPTANCE CORPORATION 1999 INCENTIVE STOCK PLAN
                              (Full title of plan)


                          Union Acceptance Corporation
                             250 N. Shadeland Avenue
                           Indianapolis, Indiana 46219
                     (Name and address of agent for service)

    Telephone number, including area code, of agent for service: 317-231-6400



                         CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                  Proposed Maximum              Proposed
   Title of securities       Amount to be        offering price per         maximum aggregate           Amount of
    to be registered          registered             share (1)             offering price (1)       registration fee
========================================================================================================================
         Class A
      Common Stock,
    without par value          300,000 (2)             $5.469                  $1,640,700                $433.15
========================================================================================================================

(1)  Based on the  price at which  options  may be  exercised  pursuant  to Rule
     457(h).

(2) Any additional shares of Class A Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

         Document(s) containing information specified by Part I of the form of Registration Statement on Form S-8, promulgated under the Securities Act of 1933, as amended (the "1933 Act"), will be sent or given to participants in the Union Acceptance Corporation 1999 Incentive Stock Plan, as amended, (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the "Registration Statement") pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement:

         (a) The Annual Report on Form 10-K of Union Acceptance Corporation (the "Registrant") for the fiscal year ended June 30, 2000;

         (b) The Company's definitive proxy statement, dated October 18, 2000, filed pursuant to Section 14 of the Exchange Act, in connection with the annual meeting of its shareholders to be held on November 14, 2000; and

         (c) The description of the capital stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, which was filed with the Commission on July 12, 1995, and all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date they are filed.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Chapter 37 of the Indiana Business Corporation Law, as amended ("IBCL"), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 to the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

         The Articles of Incorporation of the Company (as fully restated on June 29, 1994) provide that the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (the "Action"), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another entity against expenses, including attorneys' fees, judgments, settlements, penalties and fines actually or reasonably incurred by him in connection with the Action if such person acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Company, and in all other cases, was not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

         The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $5,000,000 for the current policy period, subject to a $100,000 retention at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company's governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         The exhibits furnished with the Registration Statement are listed on page E-1.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, and the State of Indiana, on this 16th day of October, 2000.

                                     UNION ACCEPTANCE CORPORATION


                                     By: /s/John M. Stainbrook
                                         --------------------------------------
                                         John M. Stainbrook
                                         President and Chief Executive Officer

         Each person whose signature appears below hereby authorizes John M. Stainbrook and Rick A. Brown, and each of them, to file one or more amendments (including post-effective amendments) to the registration statement, which amendments may make such changes in the registration statement as either of them deem appropriate, and each such person hereby appoints John M. Stainbrook and Rick A. Brown and each of them, as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendment to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                       Date

(1)  Principal Executive Officer:


/s/John M. Stainbrook               President and Chief       October 16, 2000
----------------------------------  Executive Officer
John M. Stainbrook



(2)  Principal Financial/
     Accounting Officer:


/s/Rick A. Brown                    Treasurer and             October 16, 2000
----------------------------------  Chief Financial Officer
Rick A. Brown






                                       S-1
(3)  A Majority of the Board
      of Directors


/s/John M. Davis                              October 16, 2000
-----------------------------------
John M. Davis


                                              October __, 2000
-----------------------------------
Fred M. Fehsenfeld


/s/Donald A. Sherman                          October 16, 2000
-----------------------------------
Donald A. Sherman


/s/John M. Stainbrook                         October 16, 2000
-----------------------------------
John M. Stainbrook


/s/Michael G. Stout                           October 16, 2000
-----------------------------------
Michael G. Stout


/s/Jerry D. Von Deylen                        October 16, 2000
-----------------------------------
Jerry D. Von Deylen


/s/Richard D. Waterfield                      October 16, 2000
-----------------------------------
Richard D. Waterfield


/s/Thomas M. West                             October 16, 2000
-----------------------------------
Thomas M. West

                                INDEX TO EXHIBITS


Exhibit No.                         Description

    4.1 Articles V and VI of the Articles of Incorporation of the Registrant (restated as of June 29, 1994) respecting the terms of shares, are incorporated by reference to Exhibit
               3.1 of the Registrant's Registration Statement on Form S-1 (Reg. No. 33-82254).

    4.2 Article III - "Shareholder Meetings," Article VI - "Certificates for Shares," Article VII - Section 3 - "Inspection of Corporate Records," and Article X - "Control Share Acquisitions Statute" of the Code of By-Laws, as amended, of the Registrant are incorporated by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-82254).

    4.3 Union Acceptance Corporation 1999 Incentive Stock Plan as amended.

    5 Opinion of Barnes & Thornburg as to the legality of the securities being registered.

    23.1       Consent of Deloitte & Touche.

    23.2       Consent of KPMG LLP.

    23.3       Consent of Barnes & Thornburg  (included as part of Exhibit
               5).

    24         Power of Attorney (included on pages S-1 and S-2).